FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS SECOND QUARTER RESULTS

NAPLES, FL. July 29, 2010 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs, Fort Myers and Cape Coral areas, South Miami-Dade County, the Florida Keys and Sarasota County, today reported its financial results for the second quarter of 2010.  The net loss for the quarter was $14.1 million compared to $4.9 million for the second quarter of 2009. The increased loss is primarily due to the following: $4.1 million in increased valuation adjustments, losses on sale and operating expenses associated with foreclosed real estate (OREO); no tax benefit recorded in the current period as a result of the Company’s deferred income tax assets being fully reserved; a $1.9 million higher provision for loan losses; and $1.6 million in expenses incurred in connection with our capital raising activities and the termination of a consulting agreement.

“As previously announced, we have entered into a definitive agreement with North American Financial Holdings, Inc. for the investment of $175 million in TIB. We are excited about our progress towards the closing of this investment. This additional capital will enable us to refocus on our growth and expansion strategy and continue to provide competitive financial services and lending to the communities we serve,” said Thomas J. Longe, Chief Executive Officer and President. “At this time, all the applications required to be filed with regulatory agencies have been filed, we have reached an agreement on the significant terms on the repurchase of the Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program and are working diligently to satisfy the other conditions required for the closing of the transaction,” continued Longe.

Significant developments are outlined below.

•
We continue to focus on relationship-based lending and generated approximately $3.6 million of new commercial loans and originated $32 million of residential mortgages as well as approximately $7.5 million in consumer and indirect loans to prime borrowers during the quarter.

•
Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships, increasing the market value of assets under management by $49 million or 41% from June 30, 2009 and by $5 million, or 3% during the quarter to $169 million as of June 30, 2010.

•
Our credit risk exposure in the construction and development loan portfolio continued to decline significantly as this portfolio segment declined 56% from $139.4 million as of June 30, 2009 to $60.7 million at June 30, 2010.  This loan segment now represents approximately 6% of our outstanding loans, down from approximately 11% a year ago.

•
Our special asset workout group was able to work with borrowers to achieve the pay off or pay down of approximately $6.4 million in nonaccrual loans (including the sale of a $5.4 million loan collateralized by vacant land), foreclose or negotiate deeds in lieu of foreclosure for approximately $4.3 million of nonaccrual loans and sell approximately $2.4 million of other real estate owned during the quarter. Additionally, $12.4 million of non-performing assets are currently under contract for sale and are expected to close during the third quarter. Of this amount, $7.3 million relates to foreclosed real estate and $5.1 million relates to real estate serving as collateral for a nonperforming loan.

•
Non-performing loans increased from $55.7 million at March 31, 2010 to $76.6 million at June 30, 2010. This increase resulted primarily from the placement of two large commercial real estate loan relationships on non-accrual during the quarter.

•
The net interest margin decreased 20 basis points to 2.74% during the quarter in comparison to 2.94% in the first quarter of 2010 due primarily to the $892,000 decrease in net interest income. This decrease is largely attributable to the increase in nonperforming loans and other real estate owned and a change in asset mix resulting in a lower level of higher yielding loans. We estimate that the nonperforming assets negatively impacted the margin by approximately 36 basis points. Additionally, we continue to maintain a higher level of highly liquid investments in light of the continuing economic uncertainty. Combined, these factors negatively impacted earning asset yields during the current quarter and resulted in a 28 basis point decrease in the overall yield of interest earning assets. Partially offsetting these factors was continued reductions of the cost of interest bearing liabilities including a 29 basis point decrease in the average cost of time deposits during the quarter as we continued to maintain strong core funding sources and replace maturing higher priced time deposits with lower cost funding.

“The higher level of other real estate owned and the continuing economic weakness in the loan portfolio were significant factors contributing to the net loss for the second quarter of 2010. Our increased provision for loan losses and approximately $4.3 million of write downs of other real estate owned are indicators of the continuing stress on our commercial and individual loan customers, the overall economic difficulty in our markets and represent the asset valuation adjustments necessitated by the decline in real estate values in our local market areas. The troubled asset resolution process from identification through foreclosure and marketing and ultimately disposal, is lengthy and while we are disappointed with the increase in the overall level of nonperforming assets, we are pleased with our special asset management team’s progress this quarter in selling and executing contracts for the sale of several significant nonperforming assets,” stated Longe.

The net loss before dividends and discount accretion on preferred stock for the three months ended June 30, 2010 of $14.1 million was primarily due to the provision for loan losses of $7.7 million, OREO related write-downs and expenses of $5.1 million, along with $1.6 million of expenses associated with capital raising activities and a related contract termination. The second quarter 2010 provision for loan losses primarily reflects net charge offs of $7.8 million. The net loss allocated to common shareholders was $14.8 million, or $0.99 per share for the current quarter, compared to a net loss of $0.38 per share for the first quarter of 2010 and $0.37 for the comparable 2009 quarter.  The 2010 second quarter net loss was higher than the 2009 second quarter loss due to $4.1 million in higher OREO valuation reserves and related expenses, the $3.0 million income tax benefit recorded during the prior year period, a $1.9 million higher provision for loan losses, and the capital raising and contract termination expenses discussed above.

TIB Financial reported total assets of $1.66 billion as of June 30, 2010, a decrease of 3% from December 31, 2009. Total loans declined to $1.10 billion compared to $1.20 billion at December 31, 2009 including a $36.7 million, or 38%, decline in construction and land loans, a $24.2 million, or 48%, decline in indirect auto loans and a $30.7 million, or 5%, decline in commercial real estate loans. Total deposits of $1.34 billion as of June 30, 2010 were approximately 2% lower than the $1.37 billion at December 31, 2009.

Credit Quality
Total nonaccrual loans increased by $20.9 million during the quarter to $76.6 million. Excluding indirect auto and consumer loans, approximately $39.1 million of loans were placed on nonaccrual during the second quarter. Offsetting this increase were $6.4 million of net loan principal paid down, $7.4 million of loans charged-off and $4.3 million of loans foreclosed and transferred to other real estate owned. The net increase in nonperforming loans was primarily due to two large commercial real estate loan relationships aggregating $24.1 million being placed on non-accrual during the quarter. These relationships consist of operating businesses that have been severely impacted by economic conditions but represent approximately $1.1 million in estimated loss exposures as of June 30, 2010.

The second quarter results include a provision for loan losses of $7.7 million and net charge-offs of $7.8 million. During the quarter, the balance of the reserve for loan losses remained relatively unchanged at $27.7 million; however, primarily due to the decline in loans outstanding, the reserve increased as a percentage of loans outstanding to 2.52% at June 30, 2010.

Detailed Financial Discussion
The higher net loss, before the preferred dividend, for the second quarter of 2010 compared to the net loss for the second quarter of 2009 was due to a $4.1 million increase in OREO related expenses and write-downs, a $1.9 million increase in the provision for loan losses, $1.6 million in expenses incurred in connection with our capital raising initiatives and the termination of a related consulting agreement, no tax benefit recorded during 2010 and higher non-interest expenses. During the current quarter, no income tax benefit was recorded as an incremental valuation allowance was recorded offsetting the increase in deferred tax assets attributable to the net operating loss for the quarter.

Our provision for loan losses of $7.7 million for the quarter reflects net charge-offs of $7.8 million. As of June 30, 2010, non-performing loans were $76.6 million or 6.96% of loans, an increase from the $55.7 million and 4.94% of loans as of March 31, 2010. Of the net charge-offs, approximately $4.0 million had been previously identified and had specific allocations of the allowance for loan losses at March 31, 2010. Loans placed on non-accrual during the quarter required additional specific reserve allocations of $2.4 million and partial charge-downs of approximately $2.0 million during the quarter. Loans classified as nonperforming prior to the second quarter required incremental specific reserve allocations of $1.5 million and partial charge-downs of approximately $2.0 million during the quarter.

The allowance for loan losses remained relatively unchanged at $27.7 million, or 2.52%, of total loans and represented 36% of non-performing loans, a decrease from 50% at March 31, 2010. Net charge-offs during the quarter increased to 2.81% of average loans on an annualized basis compared to 2.13% for the prior quarter. As of June 30, 2010, the balance of impaired loans reflected cumulative charge downs of $12.3 million.

The tax equivalent net interest margin of 2.74% for the three months ended June 30, 2010 decreased 20 basis points in comparison with the 2.94% net interest margin reported during the first quarter of 2010.  The decrease is primarily due to the increase in non-performing loans, continued maintenance of higher levels of liquid investment securities and cash equivalents and the change in asset mix resulting in lower volumes of higher yielding loans. These factors combined to result in a 28 basis point decrease in the overall yield of our interest earning assets. We estimate that nonperforming assets had a negative impact of approximately 36 basis points on the net interest margin. The continued repricing or replacement of deposits resulted in a 14 basis point decrease in the overall cost of our interest bearing deposits and, more significantly, in a 29 basis point decrease in the cost of time deposits as older, higher cost CDs matured. The average interest cost of interest bearing deposits declined to 1.53% in the second quarter of 2010 from 1.67% in the first quarter of 2010 and 2.33% in the second quarter of 2009.

Excluding net gains on investment securities, non-interest income was $2.5 million in the second quarter of 2010, an increase from $1.8 million from the first quarter of 2010 and the $2.2 million reported for the comparable prior year quarter. Higher debit card income, fees from the origination and sale of residential mortgages in the secondary market and investment advisory fees were the primary drivers of the increased non-interest income. A decline in service charges on deposit accounts partially offset these factors. Net gains from the sale of investment securities were $1.0 million in the second quarter compared to $95,000 in the prior year second quarter.

During the second quarter of 2010, non-interest expense increased $4.3 million, or 27%, to $20.5 million compared to $16.2 million for the second quarter of 2009. The increase is primarily due to a $4.1 million increase in OREO related expenses and valuation adjustments coupled with $1.6 million in expenses relating to our capital raising initiatives and the termination of a related consulting agreement during the second quarter of 2010. Partially offsetting these increased costs were reductions in salaries and employee benefits costs of $655,000, or approximately 9%, due largely to a reduction in employee headcount beginning in 2009 and a decrease in net occupancy expense of $165,000, or approximately 7%.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $169 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chief Executive Officer and President at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Interest and dividend income	$16,988	$18,287	$19,120	$20,327	$20,858
Interest expense	6,386	6,793	7,943	8,564	9,164
NET INTEREST INCOME	10,602	11,494	11,177	11,763	11,694

Provision for loan losses	7,700	4,925	16,428	14,756	5,763

NON-INTEREST INCOME:
Service charges on deposit accounts	839	915	1,009	988	1,202
Fees on mortgage loans sold	481	283	370	340	318
Investment securities gains, net	993	1,642	2,477	1,127	95
Investment advisory and trust fees	313	307	297	279	228
Gain on bank owned life insurance policy	134	-	-	1,186	-
Other income	734	267	647	679	489
Total non-interest income	3,494	3,414	4,800	4,599	2,332

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,413	6,836	6,858	7,288	7,068
Net occupancy expense	2,273	2,284	2,487	2,365	2,438
Goodwill impairment charge	-	-	5,887	-	-
Other expense	11,809	5,914	5,391	5,541	6,652
Total non-interest expense	20,495	15,034	20,623	15,194	16,158

Loss before income taxes	(14,099)	(5,051)	(21,074)	(13,588)	(7,895)
Income tax expense (benefit)	-	-	24,032	(5,491)	(3,008)
NET LOSS	$(14,099)	$(5,051)	$(45,106)	$(8,097)	$(4,887)
Dividends earned by preferred shareholders and discount accretion	669	660	654	650	650
Net loss allocated to common shareholders	$(14,768)	$(5,711)	$(45,760)	$(8,747)	$(5,537)

NET LOSS PER COMMON SHARE:	$(0.99)	$(0.38)	$(3.08)	$(0.59)	$(0.37)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Real estate mortgage loans:
Commercial	$649,679	$662,875	$680,409	$683,828	$683,763
Residential	235,423	234,608	236,945	240,485	222,260
Farmland	13,571	13,798	13,866	13,346	13,497
Construction and vacant land	60,698	72,215	97,424	114,613	139,425
Commercial and agricultural loans	68,696	70,660	69,246	71,789	67,214
Indirect auto loans	25,918	25,634	50,137	55,805	63,243
Home equity loans	36,856	37,226	37,947	38,056	38,100
Other consumer loans	9,759	9,592	10,190	10,305	10,854
Total loans	$1,100,600	$1,126,608	$1,196,164	$1,228,227	$1,238,356

Gross loans	$1,101,672	$1,127,615	$1,197,516	$1,229,631	$1,239,711

Net loan charge-offs	$7,819	$6,179	$19,461	$8,086	$5,805
Allowance for loan losses	$27,710	$27,829	$29,083	$32,115	$25,446
Allowance for loan losses/total loans	2.52%	2.47%	2.43%	2.61%	2.05%
Allowance for loan losses excluding specific reserves	$20,352	$19,514	$20,043	$17,014	$16,962
Allowance for loan losses excluding specific reserves/non-impaired loans	2.06%	1.92%	1.91%	1.53%	1.49%
Non-performing loans	$76,632	$55,697	$72,833	$66,235	$61,809
Allowance for loan losses/non-performing loans	36%	50%	40%	48%	41%
Non performing loans/gross loans	6.96%	4.94%	6.08%	5.39%	4.99%
Annualized net charge-offs/average loans	2.81%	2.13%	6.40%	2.58%	1.89%

Total interest-earning assets	$1,532,946	$1,571,804	$1,604,710	$1,593,287	$1,681,065
Other real estate owned	$38,699	$41,078	$21,352	$19,582	$7,142
Other repossessed assets	$204	$280	$326	$473	$431
Goodwill and intangibles, net of accumulated amortization	$6,510	$6,899	$7,289	$13,417	$13,806

Interest-bearing deposits:
NOW accounts	$194,663	$197,058	$195,960	$177,955	$180,952
Money market	171,495	192,127	214,531	208,919	217,534
Savings deposits	73,059	78,649	122,292	129,021	127,502
Time deposits	724,355	700,816	664,780	643,702	686,594
Non-interest bearing deposits	178,159	200,340	171,821	174,027	182,236
Total deposits	$1,341,731	$1,368,990	$1,369,384	$1,333,624	$1,394,818

Tax equivalent net interest margin	2.74%	2.94%	2.76%	2.86%	2.78%
Non-interest expense/tax equivalent net interest income and non-interest income	144.96%	100.49%	128.64%	92.56%	114.87%

Average common shares outstanding	14,849,681	14,839,113	14,834,706	14,828,133	14,815,798
End of quarter shares outstanding	14,887,922	14,887,922	14,887,922	14,888,083	14,895,143
Total equity	$39,036	$50,786	$55,518	$104,302	$111,968
Book value per common share	$0.22	$1.05	$1.42	$4.75	$5.28
Tangible book value per common share	$(0.22)	$0.59	$0.93	$3.85	$4.35
Tier 1 capital to average assets - TIB Bank	3.9%	4.7%	4.8%	5.6%	6.5%
Tier 1 capital to risk weighted assets - TIB Bank	5.9%	6.9%	6.8%	7.8%	8.8%
Total capital to risk weighted assets - TIB Bank	7.1%	8.1%	8.1%	9.1%	10.0%

Total assets	$1,659,065	$1,690,657	$1,705,407	$1,717,622	$1,797,081

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,116,406	$14,656	5.27%	$1,229,026	$17,355	5.66%
Investments	310,715	2,292	2.96%	382,478	3,495	3.67%
Money market mutual funds	-	-	-	36,991	27	0.29%
Interest bearing deposits	119,817	75	0.25%	29,773	20	0.27%
Federal Home Loan Bank stock	10,447	7	0.27%	10,482	-	0.00%
Fed funds sold and securities purchased under agreements to resell	-	-	0.00%	2,407	2	0.33%
Total interest earning assets	1,557,385	17,030	4.39%	1,691,157	20,899	4.96%
Non-interest earning assets	129,101			117,371
Total assets	$1,686,486			$1,808,528

Interest bearing liabilities:
NOW	$210,200	$192	0.37%	$190,457	$313	0.66%
Money market	178,889	470	1.05%	212,324	837	1.58%
Savings	75,833	137	0.72%	121,709	551	1.82%
Time	714,003	3,710	2.08%	707,212	5,450	3.09%
Total interest-bearing deposits	1,178,925	4,509	1.53%	1,231,702	7,151	2.33%
Short-term borrowings and FHLB advances	193,268	1,206	2.50%	196,501	1,305	2.66%
Long-term borrowings	63,000	671	4.27%	63,000	708	4.51%
Total interest bearing liabilities	1,435,193	6,386	1.78%	1,491,203	9,164	2.46%

Non-interest bearing deposits	187,898			183,329
Other liabilities	12,503			16,766
Shareholders’ equity	50,892			117,230
Total liabilities and shareholders’ equity	$1,686,486			$1,808,528

Net interest income and spread		$10,644	2.61%		$11,735	2.50%

Net interest margin			2.74%			2.78%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,147,456	$30,674	5.39%	$1,227,339	$35,196	5.78%
Investments	297,279	4,537	3.08%	335,415	6,409	3.85%
Money market mutual funds	-	-	-	60,569	130	0.43%
Interest bearing deposits	120,006	149	0.25%	35,519	40	0.23%
Federal Home Loan Bank stock	10,447	10	0.19%	11,389	(19)	-0.34%
Fed funds sold and securities purchased under agreements to resell	7	-	0.00%	4,985	5	0.20%
Total interest earning assets	1,575,195	35,370	4.53%	1,675,216	41,761	5.03%
Non-interest earning assets	118,175			120,407
Total assets	$1,693,370			$1,795,623

Interest bearing liabilities:
NOW	$210,356	$384	0.37%	$179,061	$642	0.72%
Money market	191,023	998	1.05%	184,316	1,499	1.64%
Savings	81,490	291	0.72%	106,930	959	1.81%
Time	701,993	7,738	2.22%	728,735	11,950	3.31%
Total interest-bearing deposits	1,184,862	9,411	1.60%	1,199,042	15,050	2.53%
Short-term borrowings and FHLB advances	193,679	2,443	2.54%	224,045	2,735	2.46%
Long-term borrowings	63,000	1,325	4.24%	63,000	1,444	4.62%
Total interest bearing liabilities	1,441,541	13,179	1.84%	1,486,087	19,229	2.61%

Non-interest bearing deposits	186,535			169,824
Other liabilities	12,058			18,026
Shareholders’ equity	53,236			121,686
Total liabilities and shareholders’ equity	$1,693,370			$1,795,623

Net interest income and spread		$22,191	2.69%		$22,532	2.42%

Net interest margin			2.84%			2.71%

_______ * Presented on a fully tax equivalent basis

 TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Impaired loans are as follows:

	June 30, 2010	March 31, 2010
Loans with no allocated allowance for loan losses	$23,291	$38,972
Loans with allocated allowance for loan losses	88,478	73,254
Total	$111,769	$112,226

Amount of the allowance for loan losses allocated	$7,358	$8,315

Nonaccrual loans are as follows:

	As of June 30, 2010		As of March 31, 2010
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	42	$11,115	33	$9,278
Home equity	9	1,376	6	1,012
Commercial 1-4 family investment	12	7,274	10	5,443
Commercial and agricultural	9	1,982	5	2,770
Commercial real estate	35	39,734	25	17,585
Land development	16	14,643	17	19,063
Government guaranteed loans	1	137	1	137
Indirect auto, auto and consumer loans	38	371	42	409
Total		$76,632		$55,697

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at March 31, 2010	$55,288
Net principal paid down on nonaccrual loans	(6,427)
Charge-downs	(7,392)
Loans foreclosed	(4,288)
Loans placed on nonaccrual	39,080
Nonaccrual loans at June 30, 2010	$76,261

An expanded analysis of the more significant loans classified as nonaccrual during the second quarter of 2010 and remaining classified as of June 30, 2010, is as follows:

Significant Nonaccrual Loans (Other Than Indirect Auto and Consumer)
(Dollars in thousands)
Collateral Description	Original Loan Amount	Original Loan to Value (Based on Original Appraisal)	Current Loan Amount	Specific Allocation of Reserve in Allowance for Loan Losses at June 30, 2010	Amount Charged Against Allowance for Loan Losses During the Quarter Ended June 30, 2010	Impact on the Provision for Loan Losses During the Quarter Ended June 30, 2010 (1)
Arising in Second Quarter 2010
Auto dealerships and commercial land in SW Florida	$12,938	59%	$12,476	$241	$-	$241
Owner-occupied commercial real estate in Key West Florida	11,772	75%	11,583	836	-	836
Two office buildings in SW Florida	2,450	52%	2,212	349	138	205
1-4 family residential in Florida Keys	2,047	77%	1,880	193	86	279
Mobile home park in Florida Keys	1,375	69%	1,282	-	-	-
Nursery land and residence in South Florida	1,425	83%	944	420	-	420
Mixed use – office/residential in Key West Florida	862	63%	849	35	-	35
Office condominiums in SW Florida	848	74%	720	58	106	150
Office space in Florida Keys	799	75%	678	58	87	140
Numerous smaller balance primarily 1-4 family residential and commercial real estate loans			3,690	943	1,551	2,037
		Total	$36,314	$3,133	$1,968	$4,343

Nonaccrual Prior to Second Quarter 2010 Remaining on Nonaccrual at June 30, 2010
Commercial lots in SW Florida	$3,840	54%	$3,300	$415	$449	$152
Commercial lots in SW Florida	1,450	76%	1,383	49	-	-
Commercial 1-4 family residential	1,288	75%	1,228	-	-	-
Commercial real estate SW Florida	1,700	65%	965	77	188	-
Waterfront residential 1-4 family home	1,050	32%	1,023	-	-	-
Commercial 1-4 family residential	1,640	75%	1,323	133	-	31
Mixed use – developer	3,602	80%	2,300	248	-	232
Two restaurants SW Florida	5,099	57-70%	4,000	627	914	229
Office building – developer	1,346	53%	1,250	158	-	(19)
Vacant land – residential development	4,750	42%	4,795	-	-	-
Commercial 1-4 family residential	1,050	33%	1,155	-	-	-
Two commercial 1-4 family residential	1,281	80%	1,045	84	-	-
Office building	1,118	66%	1,095	215	-	202
Numerous smaller balance primarily 1-4 family residential and commercial real estate loans			15,085	1,172	490	661
			$39,947	$3,178	$2,041	$1,488
		Total	$76,261	$6,311	$4,009	$5,831

(1)	Impact on the provision for loan losses during the quarter represents the increase (decrease) in specific reserves.

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

OREO Activity

OREO as of March 31, 2010	$41,078
Real estate acquired	4,288
Changes in valuation reserve	(4,277)
Property sold	(2,396)
Other	6
OREO as of June 30, 2010	$38,699

OREO Analysis as of June 30, 2010
(Dollars in thousands)
Property Description	Original Loan Amount	Original LTV	Carrying Value at June 30, 2010
Acquired in Second Quarter of 2010
Commercial real estate (3 loans)			$2,840
Other 1-4 family residential (4 loans)			1,373
			$4,213

Acquired Prior to the Second Quarter of 2010
Seven undeveloped commercial lots	$13,500	50%	$8,245
Luxury boutique hotel in Southwest Florida	9,775	88%	6,755
Bayfront land in the Florida Keys	5,622	54%	5,592
Vacant land in Southwest Florida	5,826	60%	4,412
Five 1-4 family residential condominiums (new construction unit	7,066	72%	3,841
Luxury 1-4 family residential in Southwest Florida	2,493	67%	1,610
Four commercial 1-4 family residential loans Southwest Florida	1,933	73-80%	626
Commercial real estate (3 loans)			1,817
Other land (4 Lots – 3 loans)			931
Other 1-4 family residential (2 loans)			657
			$34,486
Total OREO			$38,699